Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of April 30, 2024, Akanda Corp. (the “Company”, “we”, “us” and “our”) had the following series of securities that were outstanding and registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, no par value	AKAN	The Nasdaq Capital Market

Description of Common Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)

General

The Company’s Articles of Incorporation dated as of July 16, 2021, as amended by Articles of Amendment dated as of August 30, 2021, and as further amended by Articles of Amendment dated as of March 8, 2023 (collectively, the “Articles”), provide that our authorized capital consists of an unlimited number of Common Shares, and an unlimited number of preferred shares (the “Preferred Shares”), issuable in series.

Rights, Preferences and Restrictions Attaching to Each Class of the Shares

The Company has Common Shares issued and outstanding with no par value, and no Preferred Shares issued and outstanding.

Fully Paid and Non-assessable

All outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

Our Articles do not impose restrictions on the transfer of Common Shares by a shareholder.

Pre-Emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Rights, Preferences and Restrictions Attaching to Our Common Shares

The Articles provide the following rights, privileges, restrictions and conditions attaching to our Common Shares:

●	to vote at any meetings of shareholders, except meetings at which only holders of a specified class of shares other than the Common Shares are entitled to vote separately as a class at such meeting;

●	subject to the prior rights of the holders of the Preferred Shares, to share equally in the remaining assets of our Company on liquidation, dissolution or winding-up of our Company; and

●	subject to the prior rights of the holders of the Preferred Shares, the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

The holders of Common Shares are entitled to receive notice of and to attend meetings of our shareholders and are entitled to one vote in respect of each Common Share held at the record date for each such meeting, except a meeting of holders of a particular class of shares other than Common Shares who are entitled to vote separately as a class at such meeting. Subject to the prior rights of the holders of the Preferred Shares, the holders of Common Shares are entitled, at the discretion of our Board of Directors, to receive out of any assets at the time properly applicable to the payment of dividends, any dividend declared by our Board of Directors and payable by the Company on the Common Shares. The holders of the Common Shares will participate in any distribution of the assets of the Company upon liquidation, dissolution or winding-up or other distribution of the assets of the Company among shareholders for the purposes of winding-up its affairs, subject to the prior rights of the holder of the Preferred Shares.

Securities other than Common Shares

Other than our Common Shares, no other securities of the Company are traded on The Nasdaq Capital Market.

Company’s Objects and Purposes

The Company (Ontario Corporation No. 2854618) can engage in any legal activity permitted under the Business Corporations Act (Ontario). As set forth in Item 5 of our Articles, there are no restrictions on the business we may carry on or on the powers we may exercise.

Directors Conflict of Interests

As set forth in section 5.12 of the By-laws, and pursuant to the relevant provisions of the Business Corporations Act (Ontario), a director of the Company who is a party to, or who is a director or an officer of or has a material interest in any person who is a party to, a material contract or transaction or proposed material contract or transaction with the Company shall disclose to the Company the nature and extent of that interest at the time and in the manner provided by the Business Corporations Act (Ontario). No such director shall attend any part of a meeting of the board during which the contract or transaction is discussed or vote on any resolution to approve the contract or transaction except in accordance with the Business Corporations Act (Ontario). If no quorum exists for the purpose of voting on a resolution to approve a contract or transaction only because a director is not permitted to be present at the meeting, the remaining directors will be deemed to constitute a quorum for the purposes of voting on the resolution.

Borrowing Power

As set forth in section 3.1 of the By-laws, without limiting the powers of the Board of Directors as set forth in the Business Corporations Act (Ontario), unless the Articles, By-laws or any unanimous shareholder agreement otherwise provides, the Board may, from time to time, on behalf of the Company, without authorization of the shareholders:

(a)	borrow money upon the credit of the Company;

(b)	issue, reissue, sell or pledge debt obligations of the Company;

(c)	give a guarantee on behalf of the Company to secure performance of any person; and

(d)	mortgage, hypothecate, pledge, or otherwise create a security interest in all or any property of the Company, owned or subsequently acquired, to secure any obligation of the Company.

Unless the Articles, By-laws or any unanimous shareholder agreement otherwise provides, the Board may by resolution delegate any or all of the powers referred to in section 3.1 of the By-laws to a director, a committee of the Board or an officer of the Company.

There are no provisions in the Articles or By-laws with respect to: (a) the directors’ power, in the absence of an independent quorum, to vote compensation to themselves; (b) retirement or non-retirement of directors under an age limit requirement; or (c) the number of shares required for a director’s qualification.

Limitations on Liability and Indemnification of Officers and Directors

In accordance with, and subject to, the Business Corporations Act (Ontario) and pursuant to the by-laws of the Company, subject to certain conditions, the Company shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity.

The Company shall not indemnify an individual unless the individual:

●	acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and

●	in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

The Company shall also indemnify an individual referred to above in such other circumstances as the Business Corporations Act (Ontario) permits or requires. Nothing in the by-laws of the Company limits the right of any individual entitled to indemnify to claim indemnity apart from the provisions therein.

Action Necessary to Change the Rights of Holders of Shares

Pursuant to Section 9.16.5 of the By-laws, subject to the Business Corporations Act (Ontario), the Articles and any unanimous shareholder agreement, every question at any meeting of shareholders will be determined by a majority of the votes cast on the question. In case of an equality of votes, either on a show of hands or on a ballot, the chair of the meeting will not be entitled to a second or casting vote.

Shareholder Meeting

The Business Corporations Act (Ontario) provides that: (i) subject to the Articles and any unanimous shareholder agreement, a meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of our Company is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and, subsequently, not later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 60 days or by less than 30 days, the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; and (v) if for any reasons it impracticable to call a meeting of shareholders in the matter in which it may be called or to conduct the meeting in the matter prescribed by the by-laws, the Articles or the Business Corporations Act (Ontario), or for any other reason the court thinks fit, the court, upon the application of a director or shareholder entitled to vote at the meeting, may order a meeting to be called, held and conducted in a manner that the court directs. The Company’s by-laws provide that a quorum is met when at least two persons present in person and holding or representing by proxy not less than 10% of the votes attached to all shares entitled to be voted at the meeting.

The holders of our Common Shares are entitled to attend and vote at all meetings of the shareholders of the Company, except a meeting of holders of a particular class of shares other than the Common Shares who are entitled to vote separately as a class at such meeting.

Limitations on the Rights to Own Securities

Subject to the Business Corporations Act (Ontario), the Articles, and any unanimous shareholder agreement, shares in the capital of the Company may be issued at such time and to such persons and for such consideration as the Board of Directors may determine. No share may be issued until the consideration for the share is fully paid as provided for in the Business Corporations Act (Ontario).

Delaying, Deferring or Preventing a Change in Control of the Company

No provisions of the Company’s Articles or Bylaws that would have an effect of delaying, deferring or preventing a change in control of the company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).

Threshold Above Which Shareholder Ownership Must Be Disclosed

There are no By-law provisions requiring disclosure of share ownership.

Difference in Corporate Law

Other than with respect to the Company holding shares in itself or a subsidiary of the Company holding shares of the Company, there are no limitations under our Articles or in the Business Corporations Act (Ontario) on the rights to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities, except that the Investment Canada Act (Canada) may require that a “non-Canadian” not acquire “control” of the Company without prior review and approval by the Minister of Innovation, Science and Economic Development, if the applicable net benefit review threshold were to be exceeded and the Company were to meet the definition of “Canadian business” under the Investment Canada Act (Canada). If the Company were to meet the definition of a Canadian business under the Investment Canada Act (Canada), the acquisition of one-third or more of the voting shares of the Company would give rise a rebuttable presumption of the acquisition of control, and the acquisition of more than fifty percent of the voting shares of the Company would be deemed to be an acquisition of control. In addition, the Investment Canada Act (Canada) provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in the Company by a non-Canadian, including non-control level investments. “Non-Canadian” generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians. Amendments to the Investment Canada Act (Canada) have been passed by the Canadian government but have not yet come into force. Among other things, the amendments will broaden and strengthen the national security review provisions and require, under certain circumstances to be prescribed in regulations that have not yet been published, pre-closing notification of certain foreign investment transactions.

In addition, limitations on the ability to acquire and hold shares of the Company may be imposed by the Competition Act (Canada) (the “Competition Act”). This legislation grants the Commissioner of Competition jurisdiction, for up to one year, to challenge the acquisition of a significant interest in us before the Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Competition Act requires that any person proposing to acquire any of the assets in Canada of an operating business file a notification with the Competition Bureau where specified “size of the parties” and “size of the transaction” thresholds are exceeded. In the case of share acquisitions, an additional “shareholding threshold” applies. Any person who intends to acquire shares must file a notification with the Competition Bureau if certain financial thresholds are exceeded, and that person would hold more than 20% of our voting shares as a result of the acquisition. If a person already owns 20% or more of our voting shares, a notification must be filed when the acquisition would bring that person’s holdings over 50%. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period or unless the Commissioner provides written notice that he or she does not intend to challenge the acquisition. Amendments to the Competition Act have been proposed but not yet passed. Among other things, the amendments would alter the notification thresholds so as to capture more transactions and extend the Commissioner’s window to challenge a transaction to three years from the closing date, instead of the current one, in certain circumstances.

Additional Conditions Governing Changes in the Capital

None.

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